Exhibit 4.1


                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

                       1996 EMPLOYEE STOCK PURCHASE PLAN


I.        PURPOSE

          The Universal Stainless & Alloy Products, Inc. 1996 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

II.       DEFINITIONS

          For purposes of administration of the Plan the following terms shall have the meanings indicated:

          Base Compensation means the regular base earnings paid to an Eligible Employee by one or more Participating Companies during such individual's period of participation in the Plan, plus (i) any salary deferral contributions made by such individual to the Company's 401(k) Plan during such period and (ii) all overtime payments, bonuses, commissions, and other incentive payments, but excluding all contributions (other than Code Section 125 or Section 401(k) contributions) made by the Company or its Corporate Affiliates for such individual's benefit under any employee benefit or welfare plan now or hereafter established.

          Board means the Board of Directors of the Company.

          Company means Universal Stainless & Alloy Products, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Universal Stainless & Alloy Products, Inc. which shall by appropriate action adopt the Plan.

          Corporate Affiliate means any company that is either a "parent corporation" or a "subsidiary corporation" of the Company (as determined in accordance with Section 424(e) or (f), respectively, of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

          Effective Date means the first day of the initial purchase period scheduled to commence upon the later of (i) July 1, 1996 or (ii) the effective date of the S-8 Registration Statement covering the shares of Stock issuable under the Plan. However, any Corporate Affiliate which becomes a Participating Company in the Plan after the Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.



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          Eligible Employee means any employee of the Company or any other
Participating Company person who is regularly employed for a period of more than twenty (20) hours per week and more than five (5) months per calendar year.

          Participant means any Eligible Employee of a Participating Company who is actively participating in the Plan.

          Participating Company means the Company and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to offer the benefits of the Plan to their Eligible Employees. The Participating Companies in the Plan as of the Effective Date are listed in attached Schedule A.

          Plan Administrator shall have the meaning given such term in Article III.

          Stock means shares of the common stock of the Company, par value $0.001 per share.

III.      ADMINISTRATION

          The Plan shall be administered by the Board of Directors of the Company (or a committee of "disinterested" directors no fewer in number than required by Rule 16b-3 of the Securities and Exchange Commission ("Rule 16b-3") as in effect with respect to the Company from time to time, which in either case is referred to as the "Board") in accordance with Rule 16b-3. The Board may from time to time select a committee or persons (the "Plan Administrators") to be responsible for any matters for which a "disinterested administrator" is not required by Rule 16b-3. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Section 423 of the Code the Plan Administrator shall have full authority to administer and interpret the Plan (a) in order to comply with the requirements of Section 423 of the Code and (b) in any other manner it believes to be desirable, and any such interpretation shall be final and binding on all parties who have an interest in the Plan.

IV.       PURCHASE PERIODS

          A. Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been issued pursuant to purchase rights granted under the Plan or (ii) the Plan shall have been sooner terminated in accordance with Article VII.J.

          B. Except as set forth in this paragraph, each purchase period shall have a duration of six months. The initial purchase period will begin upon the later of (i) July 1, 1996 or (ii) the effective date of the S-8 Registration Statement covering the shares of Stock issuable under the Plan, and will end on December 31, 1996. The second purchase period

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will begin on January 1, 1997 and end on June 30, 1997. Subsequent purchase periods will begin on the successive July 1 or January 1.

          C. The Participant shall be granted a separate purchase right for each purchase period in which he or she participates. The purchase right shall be granted on the first business day of the purchase period and shall be automatically exercised on the last business day of the purchase period.

          D. Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

          E. Except as required by Section 423 of the Code, the acquisition of Stock through participation in the Plan for any purchase period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent purchase period.

V.        ELIGIBILITY AND PARTICIPATION

          A. Each Eligible Employee of a Participating Company may begin participation in the Plan on the first business day of any purchase period following his or her commencement of employment with the Company or any Corporate Affiliate.

          B. In order to participate in the Plan, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) during the specified enrollment period for a purchase period. Any Participant whose purchase right expires and who has not withdrawn from the Plan will automatically be re-enrolled in the Plan and granted a new purchase right on the first business day of the succeeding purchase period.

          C. The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any whole percentage not in excess of ten (10%) percent of the Base Compensation paid to be Participant during the purchase period. The deduction rate so authorized shall continue in effect for the entire purchase period and for each successive purchase period, unless the Participant shall change the rate for a subsequent purchase period by filing the appropriate form with the Plan Administrator (or its designate) prior to the commencement of that purchase period. A Participant may discontinue his participation in the Plan as provided in Section VII, but no other change can be made during a purchase period and, specifically, a Participant may not alter the amount of the Participant's payroll deductions for such purchase period. Payroll deductions will automatically cease upon

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the termination of the Participant's purchase right in accordance with Section
VII.D or E below.

VI.       STOCK SUBJECT TO PLAN

          A. The Stock purchasable by Participants under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 90,000 shares (subject to adjustment under Section VI.B, below).

          B. If any change is made to the Stock purchasable under the Plan by reason of any stock divided, stock split, combination of shares, recapitalization, or other change affecting the outstanding Common Stock of the Company as a class without receipt of consideration, appropriate adjustments shall be made by the Board to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant under any one purchase right, and (iii) the class and number of shares and the price per share of the Stock subject to each purchase right at the time outstanding under the Plan.

VII.      PURCHASE RIGHTS

          Each Participant in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

          A. Purchase Price. The purchase price per share shall be the lesser of (i) 85 percent of the fair market value of a share of Stock on the date on which the purchase right is granted or (ii) 85 percent of the fair market value of a share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value of a share of Stock on any date shall be the closing price per share of the Stock on such date, as reported on the NASDAQ National Market system. If there are no sales of Stock on such day, then the closing price for the Stock on the next preceding day for which such closing price is quoted shall be the fair market value.

          B. Number of Purchasable Shares. The number of shares purchasable by a Participant upon the exercise of an outstanding purchase right shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period for which such purchase right is outstanding, together with any amount carried over from the preceding purchase period pursuant to Section VII.F, by the purchase price in effect for the purchase period. However, the maximum number of

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shares purchasable by any Participant during any one purchase period shall not exceed one hundred (100) shares (subject to adjustment under Section VI.B).

          Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own, (within the meaning of Code Section 424(d), or hold outstanding options or other rights to purchase, stock possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

          C. Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin with the first pay check received after the commencement date of the relevant purchase period and shall terminate with the last pay check received during the relevant purchase period. The amounts so collected shall be credited to the Participant's individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

          D. Termination of Purchase Rights.

          (i) A Participant may terminate an outstanding purchase right under the Plan by filing a prescribed notification form with the Plan Administrator (or its designate) on or before ten (10) days before the end of any purchase period (or such date as may be established by the Plan Administrator from time to time). No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and the Participant shall have the following election with respect to any payroll deductions for the purchase period collected prior to the termination date: (a) have the Company refund the payroll deductions which the Participant made in that purchase period with respect to the terminated purchase right or (b) have such payroll deductions held for the purchase of shares on the last business day of such purchase period. If no such election is made, then such payroll deductions shall automatically be refunded promptly after the close of such purchase period.

          (ii) The termination of such purchase right shall be irrevocable. The Participant may not subsequently rejoin the purchase period for which such terminated purchase right was granted and may not participate in the next purchase period. Thereafter in order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization).

          E. Termination of Employment/Change of Status. Except as otherwise provided in this Section VII.E, if a Participant ceases to be employed by a Participating Company while his or her purchase right remains outstanding, or if there otherwise occurs a change in a Participant's employee status so that the participant is no longer an Eligible

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Employee while holding a purchase right, then the purchase right shall immediately terminate upon the termination of employment or change in status, and all sums credited to the Participant's individual account under the Plan shall be promptly refunded to the Participant. However, if the Participant dies or becomes permanently disabled while employed by a Participating Company, or if the Participant ceases employment by reason of a leave of absence or retirement, then the Participant (or the person or persons to whom the rights of a deceased Participant under the Plan are transferred by will or the laws of inheritance) shall have the election, exercisable until the last business day of the purchase period in which the Participant retires, dies or becomes permanently disabled or in which the leave of absence becomes a termination of employment, to (i) withdraw all the funds credited to the Participants's account at the time of his or her termination of employment or (ii) have such funds held for the purchase of shares on the last business day of such purchase period. If no such election is made, then such funds shall be held for the purchase of shares on the last business day of such purchase period. In no event, however, shall payroll deductions be added to the Participant's account following termination of employment.

          For purposes of the Plan: (i) unless the Plan Administrator determines otherwise, a leave of absence shall be considered a termination of employment only if (and at the time that) it exceeds 90 days and the Participant's right to re-employment is not guaranteed by stature or contract,
(ii) the Participant shall be deemed to be permanently disabled if he/she is unable to engage in any substantial gainful employment by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, and (iii) retirement is limited to terminations of employment occurring after a Participant has attained age sixty-five (65).

          F. Stock Purchase. The Stock subject to the purchase right of each Participant (other than Participants whose purchase rights have previously terminated in accordance with Section VII.D or E above) shall automatically be purchased on the Participant's behalf on the last business day of the purchase period. The purchase shall be effected by applying the amount credited to each Participant's account on the last date of the purchase period to the purchase of whole shares of Stock (subject to the limitation in Section VII.B on the maximum number of purchasable shares) at the purchase price in effect for such purchase period. Any amount remaining in the Participant's account after such purchase shall be held for the purchase of Stock in the next purchase period. However, any amount not applied to the purchase of Stock by reason of the limitation in Section VII.B shall be refunded promptly after the close of the purchase period.

          G. Proration of Purchase Rights. If the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceeds the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.


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          H. Rights as Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by his or her outstanding purchase right under the Plan until the shares are actually purchased on the Participant's behalf in accordance with Section VII.F. No adjustments shall be made for dividends, distributions or other rights for which the record date is before the date of such purchase.

          In lieu of delivering a stock certificate to each Participant, the Plan Administrator may in its discretion implement a designated broker program and direct the Company to issue a single stock certificate to a broker designated by the Plan Administrator. Such designated broker shall establish an account for each Participant in the Plan and shall effect transfers and sales from each such account at the direction of the specified Participant. To facilitate the designated broker program, the Plan Administrator may require, as a condition to participation in the Plan, that a Participant agree to the issuance of his or her stock certificates directly to the designated broker.

          I. Assignability. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution, and during the Participant's lifetime, the purchase right shall be exercisable only by the Participant.

          J. Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

               (i) a sale, merger, or other reorganization (other than a reorganization effected primarily to change the State in which the Company is incorporated),

               (ii) a reverse merger in which the Company is the surviving corporation but in which all of the Company's outstanding voting stock is transferred to the acquiring entity or its wholly owned subsidiary, or

               (iii) a liquidation of the Company,

all outstanding purchase rights under the Plan shall automatically be exercised immediately before the effective date of such sale, merger, reorganization, reverse merger, or liquidation by applying all sums previously collected from Participants during the purchase period in which such transaction occurs to the purchase of whole shares of Stock, subject however, to the applicable limitations of Section VII.B.



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VIII.     ACCRUAL LIMITATIONS

          A. No participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Stock accrued under other purchase rights granted to the Participant under the Plan and (ii) similar rights accrued by the Participant under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or its corporate Affiliates, would otherwise permit the Participant to purchase more than $25,000 in value of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights re granted to the Participant) for each calendar year such rights are at any time outstanding.

          B. For purposes of applying the accrual limitations of Section VIII.A, the right to acquire Stock pursuant to each purchase right granted under the Plan shall accrue as follows:

               (i) The right to acquire Stock under a purchase right shall accrue as and when the purchase right first becomes exercisable on the last business day of the purchase period for which the right is granted.

               (ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 in value of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more other purchase rights granted to the Participant during such calendar year.

               (iii) If (and to the extent that) by reason of the Section VIII.A limitations, the Participant's purchase right does not accrue on the last business day of the particular purchase period for which the right is granted, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

          C. In the event of a conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.       AMENDMENT AND TERMINATION

          The Board may from time to time alter, amend, suspend, or discontinue the Plan; provided, however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan and provided, further, that no such action of the Board may, without the approval of the Company's stockholders, increase the number of shares available under the Plan or the maximum number of shares that any one Participant may purchase under the Plan during a single purchase period (provided however, that the Plan Administrator

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shall have the authority to affect adjustments pursuant to Sections VI.B and
VII.B without stockholder approval), alter the purchase price formula so as to reduce the purchase price specified in the Plan, otherwise materially increase the benefits accruing to Participants under the Plan, or materially modify the requirements for eligibility to participate in the Plan.

X.        GENERAL PROVISIONS

          A. The Plan shall become effective on the Effective Date, provided that (i) no purchase rights shall be granted under the Plan until the Plan shall have been approved by the Company's stockholders and (ii) the Company shall have complied with all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation. In the event stockholder approval is not obtained, or such Company compliance is to effected, with twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect and all sums collected from Participants during the initial purchase period hereunder shall be refunded.

          B. The Plan shall terminate upon the earlier of (i) the last business days of the first purchase period ending in 2005 or (ii) the date on which all shares available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan.

          C. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

          D. Neither the action of the company in establishing the Plan, nor any action taken under the Plan by the board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the company or any Corporate Affiliate for any period of specific duration, and any person's employment may be terminated at any time, with or without cause.

          E. The provisions of the Plan shall be governed by the laws of the Commonwealth of Pennsylvania without resort to the State's conflict of laws rule.

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